Exhibit 99.1


Build-A-Bear Workshop, Inc. Reports Fiscal 2005 Second Quarter Results


    ST. LOUIS--(BUSINESS WIRE)--July 28, 2005--Build-A-Bear Workshop, Inc. (NYSE: BBW):

    -- Earnings per diluted share were $0.17, include $0.03 per diluted share for flagship store preopening costs.

    -- First half net income increased 12% to $11.5 million or $0.57 per diluted share and includes $0.05 for flagship store preopening costs.

    --  Maintains guidance of 26% to 32% net income growth for fiscal
        2005.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced earnings results for the fiscal 2005 second quarter and confirmed earnings guidance for the full year.
    Total revenue for the fiscal 2005 second quarter (13 weeks ended July 2, 2005) was $73.7 million, compared to $66.1 million in the prior year's second quarter (13 weeks ended July 3, 2004). Second quarter net income of $3.5 million, or $0.17 per diluted share, on
20.2 million diluted shares outstanding, includes $0.03 per diluted share of preopening costs related to the Company's new flagship store in New York City. In the second fiscal quarter of 2004, the Company reported net income of $4.9 million, or $0.27 per diluted share, on
18.0 million diluted shares outstanding.
    The Company also reiterated full year net earnings guidance of $1.24 to $1.30 per diluted share.
    "Strong new store sales performance combined with continued high merchandise margins helped drive our solid results in the second quarter," said Chairman and Chief Executive Bear, Maxine Clark. "We have opened 16 new Build-A-Bear Workshop stores through the first half of this year compared to eight in the first half of 2004. One of the keys to our continued growth is the sales and margins we are able to generate from new stores. That was certainly the case this quarter, and we remain confident that with the openings we plan for the second half, the planned higher spending on brand building and marketing, and ongoing expense control, we can grow full year net income by 26% to 32%."

    Fiscal 2005 Second Quarter

    Fiscal 2005 second quarter total revenue includes net retail sales of $73.3 million, an increase of $7.4 million or 11.2% compared to last year's second quarter. Net retail sales growth was primarily driven by the addition of new stores opened during the past twelve months partially offset by a decline in comparable store sales of 6.9%. Second quarter total revenue includes international franchise fees and third-party licensing revenue totaling $420,000, an increase of $230,000 compared to last year's second quarter.
    The second quarter net income reflected higher store preopening costs and the impact of comparable store sales declines on costs and expenses, partially offset by the impact of higher new store sales and increased interest income. Gross margin rate declined to 46.8% from 48.2% in the fiscal 2004 second quarter. Selling, general and administrative expense as a percent of total revenue increased to 37.4% from 35.8% as store payroll expense increased as a percent of revenue. Store preopening expense increased due to higher costs associated with the New York City flagship store opening, which totaled $0.9 million pretax, or $0.03 per diluted share, in the second quarter.
    Second quarter 2005 was negatively affected when compared to the comparable quarter of last year because of the shift in the Easter holiday and associated school vacations, an important selling time for the company. In 2005, Easter sales were included in the first quarter; in 2004 Easter sales were included in the second quarter. Sales comparisons are also impacted by the Company's appearance on a syndicated talk show in February 2004 which had a positive impact on 2004 sales.
    During the 2005 second quarter, the company opened 13 new Build-A-Bear Workshop(R) (BABW) retail stores in the United States and Canada, as planned, compared with opening seven new BABW stores during the 2004 second quarter. These new stores bring the total number of BABW stores at the end of the second quarter to 179 in the United States and 7 in Canada. During the quarter international franchisees opened four new international stores; international stores totaled 16 at the end of the second quarter.
    On July 8, the Company officially opened its New York City flagship store located on 5th Avenue at 46th Street.
    Total revenue for the fiscal 2005 first half (26 weeks ended July 2, 2005) was $159.8 million, up 17.7% compared to $135.7 million in the 2004 first half (26 weeks ended July 3, 2004). First half net income of $11.5 million, or $0.57 per diluted share, on 20.2 million diluted shares outstanding, includes $0.05 per diluted share of flagship store preopening costs. In the first half of 2004, the Company reported net income of $10.2 million, or $0.57 per diluted share, on 17.9 million diluted shares outstanding.
    Build-A-Bear Workshop expects to open a total of 30 new BABW stores in the United States and Canada in fiscal 2005. Plans also include opening three new friends 2B made stores. International franchisees expect to open a total of 20 to 25 new stores in fiscal 2005.

    Outlook

    The Company also re-confirmed its guidance for fiscal 2005 (52 weeks ended Dec. 31, 2005) net income in the range of $25.1 million to $26.3 million, representing net income growth of 26% to 32% compared to fiscal 2004. Diluted earnings per share (EPS) are expected to be in the range of $1.24 to $1.30. Comparable store sales for the year are expected to be flat with 2004.
    The Company expects to begin expensing stock-based compensation in the first quarter of fiscal 2006 as required by SFAS 123R, Share-Based Payment.

    Today's Conference Call Webcast

    Today at 10:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2005 second quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $302 million, is the only national company that offers Guests an interactive make-your-own-stuffed animal retail-entertainment experience. The first store opened in St. Louis in 1997; the company currently operates over 190 stores in the United States and Canada. With the opening of its store in Sheffield, England, in the fall of 2003 and the addition of international stores in Japan, Denmark, Australia, South Korea and France, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made(R) stores, the newest concept based on the doll-making experience. For more information about the company and its products, call 888.560.BEAR
(2327) or visit the company's award-winning Web site at www.buildabear.com.

    Forward-Looking Statements

    Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, company financial performance, sales growth, new store openings, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our 2004 annual report on Form 10-K filed with the SEC on March 29, 2005 under the caption "Risk Factors" and the following: (1) we may be unable to generate comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and Guest traffic; (3) we may be unable open new stores to effectively manage our growth; (4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract Guests to our stores; (7) general economic conditions may decrease, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors; (9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our Guests in violation of privacy or security laws or expectations.
    These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)

                            13 Weeks              13 Weeks
                              Ended   % of Total    Ended   % of Total
                             July 2,   Revenues    July 3,   Revenues
                              2005        (1)       2004        (1)
                           ---------- ---------- ---------- ----------
Revenues:
  Net retail sales         $  73,279      99.4 % $  65,925      99.7 %
  Franchise fees                 334       0.5         190       0.3
  Licensing revenue               86       0.1          --       0.0
                           ---------- ---------- ---------- ----------
    Total revenues            73,699     100.0      66,115     100.0
                           ---------- ---------- ---------- ----------
Costs and expenses:
  Cost of merchandise sold    38,951      53.2      34,124      51.8
  Selling, general and
   administrative             27,555      37.4      23,639      35.8
  Store preopening             1,929       2.6         493       0.7
  Interest expense
   (income), net                (378)     (0.5)        (59)     (0.1)
                           ---------- ---------- ---------- ----------
    Total costs and
     expenses                 68,057      92.3      58,197      88.0
                           ---------- ---------- ---------- ----------
    Income before income
     taxes                     5,642       7.7       7,918      12.0
Income tax expense             2,147       2.9       3,009       4.6
                           ---------- ---------- ---------- ----------
    Net income                 3,495       4.7       4,909       7.4
Cumulative dividends and
 accretion of redeemable
 preferred stock                  --                   493
Cumulative dividends of
 nonredeemable preferred
 stock                            --                   114
                           ----------            ----------
    Net income available to
    common and participating
    preferred stockholders $   3,495             $   4,302
                           ==========            ==========

Net income allocated to
 common stockholders       $   3,495             $     153
                           ==========            ==========

Net income allocated to
 participating preferred
 stockholders              $      --             $   4,149
                           ==========            ==========

Earnings per common share:
  Basic                    $    0.18             $    0.44
                           ==========            ==========
  Diluted                  $    0.17             $    0.27
                           ==========            ==========
Shares used in computing
 common per share amounts:
  Basic                    19,801,598               351,944
  Diluted                  20,223,601            18,021,047

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)

                            26 Weeks              26 Weeks
                             Ended    % of Total   Ended    % of Total
                             July 2,   Revenues    July 3,   Revenues
                              2005        (1)       2004        (1)
                           --------------------- ---------------------
Revenues:                                        (restated)
  Net retail sales         $ 159,002      99.5 % $ 135,420      99.8 %
  Franchise fees                 640       0.4         307       0.2
  Licensing revenue              116       0.1          --       0.0
                           ---------- ---------- ---------- ----------
    Total revenues           159,758     100.0     135,727     100.0
                           ---------- ---------- ---------- ----------
Costs and expenses:
  Cost of merchandise sold    81,558      51.3      70,046      51.7
  Selling, general and
   administrative             57,190      35.8      48,632      35.8
  Store preopening             3,117       2.0         705       0.5
  Interest expense
   (income), net                (746)     (0.5)        (98)     (0.1)
                           ---------- ---------- ---------- ----------
    Total costs and
     expenses                141,119      88.3     119,285      87.9
                           ---------- ---------- ---------- ----------
    Income before income
     taxes                    18,639      11.7      16,442      12.1
Income tax expense             7,176       4.5       6,248       4.6
                           ---------- ---------- ---------- ----------
    Net income                11,463       7.2      10,194       7.5
Cumulative dividends and
 accretion of redeemable
 preferred stock                  --                   985
Cumulative dividends of
 nonredeemable preferred
 stock                            --                   228
                           ----------            ----------
    Net income available to
    common and participating
    preferred stockholders $  11,463             $   8,981
                           ==========            ==========

Net income allocated to
 common stockholders       $  11,463             $     261
                           ==========            ==========

Net income allocated to
 participating preferred
 stockholders              $      --             $   8,720
                           ==========            ==========

Earnings per common share:
  Basic                    $    0.59             $    0.92
                           ==========            ==========
  Diluted                  $    0.57             $    0.57
                           ==========            ==========
Shares used in computing
 common per share amounts:
  Basic                    19,538,111               284,731
  Diluted                  20,173,764            17,938,328

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                        July 2,  January 1,   July 3,
                                         2005       2005       2004
                                      ---------- ---------- ----------
                                ASSETS
Current assets:                                             (restated)
  Cash and cash equivalents           $  47,961  $  67,327  $  26,315
  Inventories                            35,806     30,791     29,948
  Receivables                             4,752      3,792      1,875
  Prepaid expenses and other current
   assets                                 8,493      5,320      4,501
  Deferred tax assets                     2,958      2,725      2,030
                                      ---------- ---------- ----------
    Total current assets                 99,970    109,955     64,669

Property and equipment, net              83,730     75,815     73,079
Goodwill                                      -          -         97
Other intangible assets, net              1,259      1,411      1,484
Other assets, net                         2,184      2,056      1,989
                                      ---------- ---------- ----------
Total Assets                          $ 187,143  $ 189,237   $141,318
                                      ========== ========== ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                    $  17,205  $  25,767    $21,367
  Accrued expenses                        4,932     13,966      9,981
  Other current liabilities              17,078     22,222     11,675
                                      ---------- ---------- ----------
    Total current liabilities            39,215     61,955     43,023
                                      ---------- ---------- ----------

Deferred franchise revenue                2,177      2,075      1,864
Deferred rent                            29,677     26,426     24,372
Other liabilities                           659        732        803
Deferred tax liabilities                  3,996      2,539      3,362
Redeemable preferred stock, at
 redemption price                             -          -     38,875

Stockholders' equity:
  Nonredeemable preferred stock,
   at par value                               -          -         94
  Common stock, par value $0.01
   per share                                199        196          7
  Additional paid-in capital             81,561     77,708     10,928
  Retained earnings                      30,849     19,386     19,858
  Notes receivable from officers           (148)    (1,770)    (1,868)
  Unearned compensation                  (1,042)       (10)         -
                                      ---------- ---------- ----------
    Total stockholders' equity          111,419     95,510     29,019
                                      ---------- ---------- ----------
Total Liabilities and Stockholders'
  Equity                              $ 187,143  $ 189,237  $ 141,318
                                      ========== ========== ==========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Cash Flows
                        (dollars in thousands)

                                                  26 Weeks   26 Weeks
                                                    Ended      Ended
                                                   July 2,    July 3,
                                                    2005       2004
                                                 ---------- ----------
                                                            (restated)
Cash flows from operating activities:
  Net income                                     $  11,463  $  10,194
  Adjustments to reconcile net income to
   net cash from operating activities:
    Depreciation and amortization                    8,517      7,125
    Deferred taxes                                   1,224       (357)
    Tax benefit from exercise of non-qualified
     options                                         2,095        410
    Loss on disposal of property and equipment         209        142
    Stock-based compensation                           215         94
    Change in assets and liabilities:
      Inventories                                   (5,015)    (7,375)
      Receivables                                     (945)       288
      Prepaid expenses and other current assets     (3,173)      (286)
      Accounts payable                              (8,562)      (455)
      Accrued expenses and other liabilities       (13,109)     2,723
                                                 ---------- ----------
        Net cash provided (used) by operating
         activities                                 (7,081)    12,503
                                                 ---------- ----------
Cash flows from investing activities:
  Purchases of property and equipment              (16,091)    (6,132)
  Proceeds from sale of property and equipment          24          -
  Purchases of other assets                           (565)      (657)
                                                 ---------- ----------
        Net cash used in investing activities      (16,632)    (6,789)
                                                 ---------- ----------
Cash flows from financing activities:
  Exercise of employee stock options and
   employee stock purchases                          2,702          -
  Collection of note receivable from officer         1,645          -
                                                 ---------- ----------
        Net cash provided by financing
         activities                                  4,347          -
                                                 ---------- ----------
Net increase (decrease) in cash and cash
 equivalents                                       (19,366)     5,714
Cash and cash equivalents, beginning of period      67,327     20,601
                                                 ---------- ----------
Cash and cash equivalents, end of period         $  47,961  $  26,315
                                                 ========== ==========


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
              Unaudited Selected Financial and Store Data
            (dollars in thousands, except square foot data)

                            13 Weeks   13 Weeks   26 Weeks   26 Weeks
                              Ended      Ended      Ended      Ended
                             July 2,    July 3,    July 2,    July 3,
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Other financial data:
  Gross margin ($) (1)     $  34,328     31,801  $  77,444     65,374
  Gross Margin (%) (1)          46.8%      48.2%      48.7%      48.3%
  Capital expenditures (2) $  10,590      3,729  $  16,091      6,132
  Depreciation and
   amortization            $   4,352      3,582  $   8,517      7,125


Store data (3):
  Number of stores at end
   of period                                           186        157
  Store square footage at
   end of period                                   575,682    479,042
  Comparable store sales
   change (%) (4)              (6.9)%      12.9%     (0.6)%      13.8%

(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2) Capital expenditures consist of leasehold improvements, furniture and fixtures, and computer equipment and software purchases.
(3) Excludes our webstore and seasonal and event-based locations.
(4) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.



    CONTACT: Build-A-Bear Workshop, Inc.
             Investors:
             Molly Salky, 314-423-8000, Ext. 5353
             or
             Media:
             Jill Saunders, 314-423-8000, Ext. 5293
             Website: www.buildabear.com